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As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cephalon, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-2484489 (I.R.S. Employer Identification No.)
145 Brandywine Parkway West Chester, PA 19380 (610) 344-0200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John E. Osborn, Esq.
Senior Vice President, General Counsel and Secretary
Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380
(610) 344-0200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to: Pran Jha Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008	$112,156,000	100%	$112,156,000	$13,201

Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010	$164,080,000	100%	$164,080,000	$19,313

Common Stock, par value $.01 per share(2)	4,789,040(3)	(4)	(4)	(4)

Total	$276,236,000	100%	276,236,000	$32,514

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)
Each share of the registrant's common stock includes one preferred share purchase right pursuant to the Second Amended and Restated Rights Agreement dated as of October 27, 2003 between Cephalon, Inc. and StockTrans, Inc., as Rights Agent.

(3)
The number of shares of common stock issuable upon conversion of the notes will fluctuate based on market prices of the shares of common stock. Such number represents an estimate of the maximum number of shares of common stock issuable upon conversion of the notes registered hereby at a conversion rate of 16.8067 shares per $1,000 principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008, and of 17.6991 shares per $1,000 principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010, and, pursuant to Rule 416(a) under the Securities Act of 1933, such indeterminate number of shares of common stock as may be issuable from time to time upon conversion of the notes by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.

(4)
No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2005

PROSPECTUS

CEPHALON, INC.

$112,156,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 02033
FIRST PUTABLE JUNE 15, 2008

$164,080,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2033
FIRST PUTABLE JUNE 15, 2010

COMMON STOCK

        This prospectus relates to up to $112,156,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008, which we refer to as the "2008 notes," $164,080,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010, which we refer to as the "2010 notes" and, together with the 2008 notes, the "notes," and such number of shares of our common stock that may be issuable from time to time upon conversion of the notes. Under this prospectus, the selling securityholders referenced in this prospectus, or in any prospectus supplements, may offer and sell the notes and the common stock issued upon conversion of the notes.

        The notes:

  •
  were issued under and are governed by an indenture dated December 20, 2004 between us and the trustee, U.S. Bank National Association;

  •
  are unsecured obligations;

  •
  are subordinated to our senior indebtedness;

  •
  are convertible into cash and shares of our common stock upon the occurrence of specified events described in this prospectus, at a conversion rate of 16.8067 shares of our common stock, with respect to the 2008 notes, and at a conversion rate of 17.6991, with respect to the 2010 notes, both conversion prices being subject to certain adjustments;

  •
  are redeemable by us as follows: the 2008 notes on or after June 15, 2008 and the 2010 notes on or after June 15, 2010;

  •
  may be required to be repurchased by us if specified events described in this prospectus occur; and

  •
  are subject to repurchase at the option of the holder on June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, with respect to the 2008 notes, and June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, with respect to the 2010 notes.

        We are registering the notes and the common stock issuable upon conversion of the notes to provide the selling securityholders with registered securities, but this does not necessarily mean that the selling securityholders will offer or sell the notes or the common stock issuable upon conversion of the notes. We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligations. We will not receive any of the proceeds from the sale of any notes or common stock by the selling securityholders, but will incur expenses in connection with the offering.

        The selling securityholders may offer and sell the notes, and the common stock issuable upon conversion of the notes, from time to time directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the name of any agent or broker-dealer and the applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our common stock is quoted on The Nasdaq National Market under the symbol "CEPH." The notes are eligible for trading in The Portalsm Market, a subsidiary of The Nasdaq Stock Market, Inc.

        The last reported closing price of our common stock on January 28, 2005 was $48.97 per share.

        Investing in the securities offered by this prospectus involves risks. You should read this prospectus carefully before you invest. Please refer to the "Risk Factors" section beginning on page 10 of this prospectus for a discussion of the material risks involved in investing in the notes and the common stock issuable upon conversion of the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        Cephalon, the tagline and the "C" logo, as well as ACTIQ, GABITRIL and PROVIGIL are trademarks of Cephalon, Inc. or its subsidiaries, registered or otherwise, in the U.S. and certain other countries. "®" indicates U.S. trademark registration. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

i

SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the "Risk Factors" section and the other information incorporated by reference in this prospectus, before making a decision to invest in the notes or our common stock. See "Where You Can Find More Information." Unless otherwise specified, references in this prospectus to "Cephalon," "we," "us," "our," "the company," and "our company" refer to Cephalon, Inc. and its subsidiaries.

The Company

        Cephalon is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological and psychiatric disorders, cancer and pain. In addition to conducting an active research and development program, we market three products in the United States and a number of products in various countries throughout Europe.

        Our corporate and research and development headquarters are in West Chester, Pennsylvania, and we have offices in Utah, Minnesota, France, the United Kingdom, Germany and Switzerland. We operate manufacturing facilities in France for the production of modafinil, which is the active drug substance in PROVIGIL® (modafinil) tablets [C-IV]. We also operate manufacturing facilities in Salt Lake City, Utah for the production of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] for distribution and sale in the European Union and the United States and Eden Prairie and Brooklyn Park, Minnesota, for the production of orally disintegrating versions of drugs for pharmaceutical company partners.

        Our three biggest products in terms of product sales, PROVIGIL, ACTIQ and GABITRIL® (tiagabine hydrochloride), comprised approximately 90% of our total worldwide net product sales for the nine months ended September 30, 2004. The majority of PROVIGIL, ACTIQ and GABITRIL sales are in the U.S. market. Outside the United States, our commercial activities are concentrated primarily in France, the United Kingdom and Germany.

        In addition to clinical programs focused on our marketed products, we have significant research programs that seek to discover and develop treatments for neurological and oncological disorders. Our technology principally focuses on an understanding of kinases and the role they play in cellular survival and proliferation. We have coupled this knowledge with a library of active, selective, small molecule inhibitors of kinases that allows us to intervene in these processes. This technology base has resulted in three molecules that are currently in clinical development. With respect to neurology, we have a program with H. Lundbeck A/S to evaluate a molecule, CEP-1347, that has entered into a Phase 2/3 clinical trial for the treatment of patients with early stage Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, and are currently conducting Phase 2 clinical trials in patients suffering from prostate cancer and acute myeloid leukemia (AML). We are also conducting a Phase 1/2 clinical study with another molecule, CEP-7055, to evaluate safety and tolerability and to gather preliminary evidence of efficacy in patients with treatment refractory tumors. As part of our corporate strategy, we often seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into agreements to share the costs of developing and/or commercializing certain of these molecules.

        We are a Delaware corporation with our principal executive offices located at 145 Brandywine Parkway, West Chester, Pennsylvania, 19380. Our telephone number is (610) 344-0200 and our web site address is www.cephalon.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site.

Summary Financial Information

        Set forth below is certain summary historical consolidated financial information with respect to Cephalon. This information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. More comprehensive financial information is included in these reports and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to these reports and other documents and all the financial information, including any related notes, contained in those documents. You may request a copy of these documents at our address shown under "Where You Can Find More Information" on page 51.

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(In thousands, except per share data)
Statement of operations data:
Sales	$27,602	$91,637	$226,132	$465,943	$685,250
Other revenues	23,832	20,153	35,863	40,954	29,557

Total revenues	51,434	111,790	261,995	506,897	714,807
Acquired in-process research and development	—	(22,200)	(20,000)	—	—
Debt exchange expense	—	—	(52,544)	—	—
Income tax (expense) benefit, net	—	—	—	112,629	(46,456)
Income (loss) before cumulative effect of a change in accounting principle	$(79,432)	$(93,744)	$(55,484)	$175,062	$83,858
Cumulative effect of a change in accounting principle	—	(7,434)	—	(3,534)	?

Net income (loss)	(79,432)	(101,178)	(55,484)	$171,528	$83,858
Dividends on convertible exchangeable preferred stock	(3,398)	(9,063)	(5,664)	—	—

Net income (loss) applicable to common shares	$(82,830)	$(110,241)	$(61,148)	$171,528	$83,858

Basic income (loss) per common share*:
Income before cumulative effect of a change in accounting principle	$(2.31)	$(2.51)	$(1.27)	$3.14	$1.49
Cumulative effect of a change in accounting principle	—	(0.19)	—	(.06)	?

	$(2.31)	$(2.70)	$(1.27)	$3.08	$1.49

Diluted income (loss) per common share*
Income before cumulative effect of a change in accounting principle	$(2.31)	$(2.51)	$(1.27)	$2.82	$1.42
Cumulative effect of a change in accounting principle	—	(0.19)	—	(.05)	—

	$(2.31)	$(2.70)	$(1.27)	$2.77	$1.42

Weighted average number of shares outstanding	35,887	40,893	48,292	55,104	55,560

Weighted average number of shares outstanding—assuming dilution	35,887	40,893	48,292	66,856	64,072

*
Includes effect from application of the EITF's Issue 03-6 in the second quarter of 2004. Under the EITF's guidance, we must apply the two-class method of computing EPS and allocate undistributed earnings to participating securities. We determined that our 3.875% convertible subordinated notes, which were issued in March 2002, were participating securities as these notes contained a provision that stated that if we distributed cash to all or substantially all of our common stock holders, whether by dividend or otherwise, the holders were entitled to such distribution as if they had converted their notes into shares. Net income used for basic and diluted income per share is allocated to the common shares using a ratio of weighted average common shares and weighted average participating securities for the period outstanding, using the if-converted method. As required by EITF Issue 03-6, our previously reported earnings per share for 2002 and 2003 (the only fiscal periods for which participating securities were outstanding) have been restated. For 2002, basic and diluted income per common share have been restated by $(0.03) and $(0.02) per share, respectively; for 2003, each of basic and diluted income per common share have been restated by $(0.02) per share.

        The following is a reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted income per common share:

	Year ended December 31,
	2002 Restated	2003 Restated
Basic income per common share computation:
Numerator:
Income before cumulative effect of change in accounting principle per common share	$173,219	$82,820
Cumulative effect of change in accounting principle per common share	(3,497)	—

Net income used for basic income per common share	$169,722	82,820
Net income used for basic income per participating security	1,806	1,038

	$171,528	$83,858

Denominator:
Weighted average shares used for basic income per common share	55,104	55,560
Weighted average shares of participating securities	586	696
Income per common share before cumulative effect of change in accounting principle	$3.14	$1.49
Cumulative effect of change in accounting principle per common share	(0.06)	—

Basic income per common share	$3.08	$1.49

Diluted income per common share computation:
Numerator:
Income before cumulative effect of change in accounting principle per common share	$173,219	$82,820
Cumulative effect of change in accounting principle per common share	(3,497)	—

Net income used for basic income per common share	169,722	82,820
Interest on convertible subordinated notes (net of tax) per common share	15,096	8,321

Net income used for diluted income per common share	$184,818	$91,141

Denominator:
Weighted average shares used for basic income per common share	55,104	55,560
Effect of dilutive securities:
Employee stock options and restricted stock awards	1,872	1,105
Convertible subordinated notes	9,880	7,407

Weighted average shares used for diluted income per common share	66,856	64,072

Income per common share before cumulative effect of change in accounting principle	$2.82	$1.42
Cumulative effect of change in accounting principle	(0.05)	—

Diluted income per common share	$2.77	$1.42

	As of December 31,
	1999	2000	2001	2002	2003
	(In thousands)
Balance sheet data:
Cash, cash equivalents and investments	$272,340	$97,384	$603,884	$582,688	$1,155,163
Total assets	312,262	308,435	1,446,408	1,689,090	2,381,656
Long-term debt	15,701	55,138	866,589	860,897	1,409,417
Accumulated deficit	(405,302)	(515,543)	(576,691)	(405,163)	(321,305)
Stockholders' equity	230,783	165,193	398,731	642,585	770,370

Securities to be Offered

        This prospectus relates to the offer and sale by the selling securityholders referenced in this prospectus of the following securities:

  •
  $112,156,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008;

  •
  $164,080,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010; and

  •
  the number of shares of our common stock issuable upon conversion of the notes.

        We issued the notes in December 2004 in connection with our exchange offer for all of our outstanding zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008, and zero coupon subordinated notes due June 15, 2033, first putable June 15, 2010. The securities issued in the exchange offer were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(a)(9) thereof. In addition to the 2008 notes and the 2010 notes, pursuant to the exchange offer we also issued an additional $262,531,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008, which we refer to as the "additional 2008 notes," and an additional $210,818,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010, which we refer to as the "additional 2010 notes," and together with the additional 2008 notes, the "additional notes," that are not being registered under the registration statement of which this prospectus is a part. The additional 2008 notes and the additional 2010 notes are identical to the 2008 notes and the 2010 notes, respectively, except that they are subject to resale without compliance with the registration requirements of the Securities Act because they were issued in the exchange offer in exchange for securities that were not so restricted. In connection with the exchange offer, we entered into a registration rights agreement in which we agreed to file with the SEC a shelf registration statement for the resale of the notes and the common stock issuable upon conversion of the notes.

        The following is a summary of the material terms of the securities offered under this prospectus.

Securities Offered	•	$112,156,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008;
	•	$164,080,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010; and
	•	the common stock issuable upon conversion of the notes.
Interest	The interest rate on the notes is zero unless specified defaults under the registration rights agreement occur. See "Description of the Notes—Registration Rights." The notes do not accrete interest.
Maturity	June 15, 2033.
Right to Convert	Holders may surrender their notes for conversion if any of the following conditions is satisfied:
•
the closing sale price of our common stock on the trading day prior to the date of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;
	•	we have called the notes for redemption;
•
the average of the trading prices of the notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the June 15, 2008 put date for the 2008 notes, the 2008 notes may not be converted from December 15, 2007 to June 15, 2008); or
•
we make specific significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is neither listed for trading on a U.S. national securities exchange nor approved for listing on the Nasdaq National Market or any similar U.S. system of automated securities price dissemination.
See "Description of the Notes—Conversion of Notes."

Payment Upon Conversion
Each $1,000 principal amount of notes is convertible into cash and shares of our common stock based on an amount, which we refer to as the "daily conversion value," calculated for each of the ten trading days immediately following the conversion date, which we refer to as the "conversion period." The daily conversion value for each day during the conversion period is equal to one-tenth of the product of the then applicable conversion rate multiplied by the volume weighted average price, as described in further detail under "Description of the Notes—Conversion of Notes—Payment Upon Conversion," of our common stock, or such other form of consideration into which our common stock has been converted in connection with a fundamental change, as defined under "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change," on that day. For each $1,000 aggregate principal amount of notes surrendered for conversion, we will deliver to you the aggregate of the following for each trading day during the conversion period:

(1) if the daily conversion value for such day exceeds $100.00, (a) a cash payment of $100.00 and (b) the remaining daily conversion value, which we refer to as the daily net share settlement value, in shares of our common stock; or
(2) if the daily conversion value for such day is less than or equal to $100.00, a cash payment equal to the daily conversion value.

Notwithstanding the foregoing, if a holder surrenders for conversion a note at any time after 11 trading days prior to its stated maturity and the daily conversion value of such note on any day during the ten trading days prior its stated maturity is less than $100.00, the daily conversion value of such note on such trading day will be deemed to be $100.00. The number of shares of common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that day. No fractional shares will be issued upon conversion; in lieu thereof, we will deliver a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period, rounded down to the nearest whole number, and pay cash equal to the remainder multiplied by the volume weighted average price of our common stock on the tenth trading day following the conversion date.

The conversion rate with respect to a 2008 note is initially 16.8067 shares of our common stock, and the conversion rate with respect to a 2010 note is initially 17.6991 shares of our common stock. The "conversion rate" of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under "Description of the Notes—Conversion of Notes—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for the 2008 notes is $59.50 per share, and the initial conversion price for the 2010 notes is $56.50 per share.

If you convert your notes in connection with a fundamental change that occurs prior to June 15, 2008, in the case of the 2008 notes, or June 15, 2010, in the case of the 2010 notes, as described below, you may also receive a make whole premium on the notes that you convert. See "Description of the Notes—Determination of the Make Whole Premium."
Optional Redemption
We may redeem for cash all or part of the 2008 notes on June 15, 2008 and all or part of the 2010 notes on June 15, 2010, in each case at a price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash all or part of the 2008 notes, and after June 15, 2010, we may redeem for cash all or part of the 2010 notes on or after June 15, 2010, in each case at a price equal to 100% of the principal amount of the notes being redeemed. See "Description of the Notes—Optional Redemption."
Purchase at Holder's Option on Specified Dates
You may require us to repurchase all or part of your 2008 notes for cash on June 15, 2008, and all or part of your 2010 notes on June 15, 2010, at a price equal to 100.25% of the principal amount of the notes being repurchased. In addition, you may require us to repurchase all or part of your 2008 notes for cash on June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028 and all or part of your 2010 notes for cash on June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, in each case at a price equal to 100% of the principal amount of your notes. See "Description of the Notes—Purchase of Notes at Your Option on Specified Dates."

Make Whole Premium Upon a Fundamental Change
If a fundamental change occurs prior to June 15, 2008, in the case of the 2008 notes, or June 15, 2010, in the case of the 2010 notes, we will pay a make whole premium on notes converted in connection with a fundamental change as described below. The make whole premium will be payable in our common stock, or the consideration into which our common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the notes after the fundamental change.

The amount of the make whole premium, if any, will be based on the price of our common stock and the effective date of the fundamental change. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under "Description of the Notes—Determination of the Make Whole Premium."
Purchase at Holder's Option Upon a Fundamental Change
You may require us to repurchase all or part of your notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, payable in cash. See "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change."
A fundamental change generally involves the occurrence of any of the following:
•
any person or group becomes the owner of shares of our stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power to elect a majority of our board of directors;
	•	we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets;
	•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon; or
•
our common stock or other securities into which the notes are convertible are neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated securities price dissemination.

Ranking
The notes are subordinated to our senior indebtedness. As of September 30, 2004, we had outstanding approximately $24.7 million of senior indebtedness and $995.6 million of convertible notes that rank equally with the notes. The terms of the indenture under which the notes have been issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Use of proceeds	We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock being offered by this prospectus. See "Use of Proceeds."
Registration rights
We have filed with the SEC a shelf registration statement, of which this prospectus is a part, for the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to keep the shelf registration statement effective for a period of two years from the effective date of the registration statement of which this prospectus is a part, or such shorter period that will terminate when all of the securities covered by this prospectus have been sold or may be sold pursuant to Rule 144(k) under the Securities Act. We have agreed to pay interest amounts to the holders of the notes or the common stock issuable upon conversion if we do not comply with these registration obligations.
Trading	The notes are eligible for trading in The PortalSM Market. Our common stock is traded on The Nasdaq National Market under the symbol "CEPH."

RISK FACTORS

        An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.

Risks Related to the Notes and Our Common Stock

The notes are unsecured and there are no financial covenants in the indenture. In addition, in the event of our insolvency, liquidation or similar event, we must pay in full our senior indebtedness before we can make payments on the notes.

        The notes are general, unsecured and subordinated to our existing and future senior indebtedness. In the event of our insolvency, liquidation or upon the acceleration of the notes due to an event of default under the indenture, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the notes.

        In addition, we are not restricted from incurring additional debt, including senior indebtedness, under the indenture. If we incur additional debt or liabilities, our ability to repay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

We may not have sufficient cash to settle the cash portion of the consideration due on conversion of the notes, or to purchase the notes, if required, upon a change in control or if holders exercise their option to require us to purchase the notes.

        Upon conversion of the notes, we will be required to deliver cash and/or shares having an aggregate value equal to 16.8067 shares of our common stock, with respect to the 2008 notes, and having an aggregate value equal to 17.6991 shares of our common stock, with respect to the 2010 notes, in each case subject to adjustments for specific events. In addition, holders of the notes may require us to purchase all or any portion of their notes upon the occurrence of a change in control or on specified dates. We may not have sufficient cash funds to settle the cash portion of the consideration due on conversion of the notes, or to purchase the notes upon the occurrence of these events. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the notes, we could seek consent from our lenders to purchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance the notes, we would be prohibited from purchasing the notes. If we were unable to settle the cash portion of the consideration due on conversion of the notes, or to purchase the notes upon a change in control or at the option of the holders on specified dates, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

We may be unable to repay our substantial indebtedness, including the notes, and other obligations.

        As of September 30, 2004, we had $1,296.7 million of indebtedness outstanding, including $1,271.8 million convertible notes, including the notes, with a conversion price higher than our current stock price. Of our indebtedness outstanding, $521.8 million matures in 2006. There are no restrictions on our use of our existing cash, cash equivalents and investments, and we cannot be sure that these funds will be available or sufficient in the future to enable us to repay or refinance our indebtedness.

These factors, among other things, could make it difficult for us to service, repay or refinance our indebtedness or to obtain additional financing in the future, or limit our future flexibility and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate cash flow from operations that, together with our available cash on hand, is sufficient to repay our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our repayment obligations, thus adversely affecting the market price for our securities.

The conditional conversion feature of the notes could prevent you from receiving the value of the common stock into which a note is convertible.

        The notes are convertible into cash and shares of our common stock only if specified conditions are met. If the specified conditions for conversion are not met, holders will not be able to convert their notes and may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

There is no public market for the notes.

        Since the time of their initial issuance, the notes have been eligible for trading on The PortalSM Market, which permits the offer and sale of the notes among only "qualified institutional buyers" as defined in Rule 144A under the Securities Act. There is no existing public trading market for the notes. We do not intend to apply for listing or quotation of the notes on any exchange or other stock market. Accordingly, no market for the notes may develop, and any market that develops may not last.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to sell the notes or the common stock when desired or at attractive prices.

        The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. For example, from January 1, 2003 through December 31, 2004, our common stock traded at a high price of $60.98 and a low price of $36.91. Negative announcements, including, among others:

  •
  adverse regulatory decisions;

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  disappointing clinical trial results;

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  disputes and other developments concerning patent or other proprietary rights with respect to our products; or

  •
  operating results that fall below the market's expectations could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning economic conditions, our competitors, changes in government regulations impacting the biotechnology or pharmaceutical industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into cash and shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive shares of common stock on conversion of the notes also will be subject to the risk of volatility.

The ratings of the notes by rating agencies may be downgraded in the future.

        The notes are currently rated by rating agencies. Any one or more of these rating agencies may downgrade its rating in the future, which would harm the market price of the notes and our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and in the documents that are incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope" and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these include, among others, statements about:

  •
  our dependence on sales of PROVIGIL tablets, ACTIQ and GABITRIL in the United States and the market prospects and future marketing efforts for these products, including with respect to any new indications for these products;

  •
  any potential expansion of the authorized uses of our existing products;

  •
  our anticipated scientific progress in our research programs and our development of potential pharmaceutical products including our ongoing or planned clinical trials, the timing and costs of these trials and the likelihood or timing of revenues from these products, if any;

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  the timing and unpredictability of regulatory approvals;

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  our ability to adequately protect our technology and enforce our intellectual property rights and the future expiration of patent and/or regulatory exclusivity on certain of our products;

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  our ability to realize the anticipated benefits of our acquisition of CIMA LABS INC.;

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  our future cash flow, our ability to service or repay our existing debt and our ability to raise additional funds, if needed, in light of our current and projected level of operations; and

  •
  other statements regarding matters that are not historical facts or statements of current condition.

        Any or all of our forward-looking statements in this prospectus or the documents incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

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  the acceptance of our products by physicians and patients in our current markets and new markets;

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  our ability to obtain regulatory approvals of our product candidates or of expanded indications for certain of our existing products;

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  scientific or regulatory setbacks in our research programs, clinical trials or manufacturing activities for our product candidates or our existing products;

  •
  unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

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  the inability to adequately protect our key intellectual property rights, including as a result of an adverse adjudication with respect to the PROVIGIL or ACTIQ litigation;

  •
  the loss of key management or scientific personnel;

  •
  the activities of our competitors in the industry, including the filing of ANDAs with a Paragraph IV certification for any product containing modafinil or oral transmucosal fentanyl or the entry of a generic competitor to ACTIQ;

  •
  the loss of one or more key customers of CIMA or the inability to obtain regulatory approval of Ora Vescent® fentanyl;

  •
  market conditions in the biotechnology industry that make raising capital or consummating acquisitions difficult, expensive or both; and

  •
  enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests.

        We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Risks that we anticipate are discussed in more detail in this prospectus in the section entitled "Risk Factors" and in documents that we incorporate by reference into this prospectus. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

        We will not receive proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our deficiency of earnings available to cover fixed charges for the years ended December 31, 1999, 2000, and 2001, and for the nine months ended September 30, 2004, was $82.8 million, $102.8 million, $61.1 million and $106.2 million, respectively. Since earnings were insufficient to cover fixed charges for the years ended December 31, 1999, 2000 and 2001, and for the nine months ended September 30, 2004, we are unable to provide ratios of earnings to fixed charges for each respective period.

        Our ratio of earnings to fixed charges for the years ended December 31, 2002 and 2003 was 2.57x and 5.18x, respectively.

DIVIDEND POLICY

        We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future.

DESCRIPTION OF THE NOTES

        We issued the 2008 notes and the 2010 notes under an indenture dated as of December 20, 2004 between us and U.S. Bank National Association, as trustee. The 2008 notes, together with the additional 2008 notes, and the 2010 notes, together with the additional 2010 notes, each constitute a separate series of debt securities. References in this section to a "series of notes" refer to the 2008 notes, together with the additional 2008 notes, or the 2010 notes, together with the additional 2010 notes, as the case may be. The following summarizes some, but not all, of the provisions of the notes, the indenture and the registration rights agreement. Except as set forth under "—Registration Rights" and in the related discussions of the registration rights agreement contained in this section, the discussion of the notes contained in this section is equally applicable to the additional notes. We urge you to read the indenture, the registration rights agreement and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under "Documents Incorporated by Reference."

        In this section entitled "Description of the Notes," when we refer to "Cephalon," "we," "our" or "us," we are referring to Cephalon, Inc. and not any of its subsidiaries.

General

        Pursuant to a registration rights agreement entered into between us and the trustee dated as of December 20, 2004 we are registering the resale of the notes and the common stock issuable upon conversion of the notes pursuant to a registration statement of which this prospectus is a part. The notes are general unsecured obligations of Cephalon and are subordinate in right of payment as described under "—Subordination of the Notes." The notes will be convertible into cash and common stock as described under "—Conversion of Notes." The notes are issued only in denominations of $1,000 and in multiples of $1,000. The notes mature on June 15, 2033, unless earlier converted by you, redeemed at our option or purchased by us at your option.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Cephalon or a termination in the trading of our common stock, except to the extent described under "—Purchase of Notes at Your Option Upon a Fundamental Change" and "—Conversion of Notes-Conversion Upon Specified Corporate Transactions."

        We will not pay interest on the notes. However, interest amounts will be payable if specified defaults under the registration rights agreement occur.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

General

        Holders may surrender 2008 notes and 2010 notes for conversion, and receive the consideration described below under "—Payment Upon Conversion," if any of the following conditions is satisfied:

  •
  if the closing sale price of our common stock on the trading day prior to the day of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;

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  if we have called the notes for redemption;

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  if the average of the trading prices of the notes for any five consecutive trading-day period is less than 100% of the average of the conversion values of the notes during that period, subject to certain limitations; or

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  if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is neither listed for trading on a U.S. national securities exchange nor approved for listing on The Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

        We describe each of these conditions in greater detail below.

Conversion Upon Satisfaction of Market Price Condition

        Holders may surrender notes for conversion if the closing sale price (as defined below) of our common stock on Nasdaq or, if the shares are not then quoted on Nasdaq, such other principal national securities exchange on which our common stock is listed, on the trading day (as defined below) prior to the day of surrender, exceeds 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender.

        The conversion agent will, on our behalf, determine daily if the notes are convertible and will notify us and the trustee accordingly.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated.

        A "trading day" means any day that is a trading day on Nasdaq or, if our common stock (or relevant securities of a successor obligor) is not listed on Nasdaq, on the principal other national or regional securities exchange on which our common stock (or relevant securities of a successor obligor) is then listed or, if our common stock (or relevant securities of a successor obligor) is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock (or relevant securities of a successor obligor) is not quoted on Nasdaq, on the principal other market on which our common stock (or relevant securities of a successor obligor) is then traded, other than (i) a day on which trading on Nasdaq or such other principal other market on which our common stock (or relevant securities of a successor obligor) is listed, as applicable, is scheduled to close prior to its regular weekday closing time or (ii) a day on which, during the one-half hour period prior to the close of trading on such day, there is a suspension or limitation imposed on trading in our common stock on Nasdaq or such other principal other market on which our common stock (or relevant securities of a successor obligor) is listed, as applicable (by reason of movements in price exceeding limits permitted by that exchange or otherwise).

Conversion Upon Notice of Redemption

        A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the day that is two trading days prior to the redemption date, even if it is not otherwise convertible at such time. However, if a holder has already delivered a purchase notice or notice of exercise of the holder's option to require us to repurchase its notes upon the occurrence of a fundamental change (as defined under "—Purchase of Notes at Your Option Upon a Fundamental Change") with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

        If, after any five consecutive trading-day period, the average of the trading prices (as defined below) for the notes for that five trading-day period was less than 100% of the average of the conversion values (as defined below) for the notes during that period, a holder may surrender notes for conversion at any time during the following 10 trading days; provided, however, that no notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the June 15, 2008 put date for the 2008 notes, the 2008 notes may not be converted from December 15, 2007 to June 15, 2008).

        "Trading price" means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the closing sale price of our common stock on Nasdaq.

        The "conversion value" of a note means the product of the last reported bid price of our common stock on any date of determination multiplied by the conversion rate of the note in effect on that date.

Conversion Upon Specified Corporate Transactions

        Even if the market price contingency described above under "—Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of our common stock:

  •
  specified rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance (excluding purchase rights governed by our stockholder rights plan) or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under "—Conversion Price Adjustments"), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        In addition, upon the occurrence of a fundamental change (as defined under "—Purchase of Notes at Your Option Upon a Fundamental Change"), a holder may surrender notes for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the fundamental change until the close of business on the second trading day immediately preceding the fundamental change purchase date (as defined under "—Purchase of Notes at Your Option Upon a Fundamental Change"). The holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under "—Purchase of Notes at Your Option Upon a Fundamental Change."

        To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 30 business days nor less than 15 business days prior to the anticipated effective date.

Payment Upon Conversion

        Each $1,000 principal amount of notes is convertible into cash and shares of our common stock, if any, based on an amount, which we refer to as the "daily conversion value," calculated for each of the ten trading days immediately following the conversion date, which we refer to as the "conversion period." The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-tenth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our common stock (or the other form of consideration into which our common stock has been converted in connection with a fundamental change) on that day.

        For each $1,000 aggregate principal amount of notes surrendered for conversion, we will deliver to you the aggregate of the following, which we refer to as the "conversion obligation," for each trading day during the conversion period:

          (1)   if the daily conversion value for each trading day for each $1,000 aggregate principal amount of notes exceeds $100.00, (a) a cash payment of $100.00 and (b) the remaining daily conversion value, which we refer to as the "daily net share settlement value," in shares of our common stock; or

          (2)   if the daily conversion value for each trading day for each $1,000 aggregate principal amount of notes is less than or equal to $100.00, a cash payment equal to the daily conversion value.

Notwithstanding the foregoing, if a holder surrenders for conversion a note at any time after 11 trading days prior to its stated maturity and the daily conversion value of such note on any day during the ten trading days prior its stated maturity is less than $100.00, the daily conversion value of such note on such trading day will be deemed to be $100.00.

        The number of shares of common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that trading day.

        The conversion rate with respect to a 2008 note is initially 16.8067 shares of our common stock, and the conversion rate with respect to a 2010 note is initially 17.6991 shares of our common stock. The conversion rate of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under "—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for the 2008 notes is $59.50 per share, and the initial conversion price for the 2010 notes is $56.50 per share.

        No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the tenth trading day following the conversion date.

        For purposes of this section, "—Payment Upon Conversion," "volume weighted average price" per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading "Bloomberg VWAP" on Bloomberg Page CEPH Equity AQR (or the Bloomberg Page for any security into which our common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of director's reasonable, good faith estimate of the volume weighted average price of the shares of our common stock, or other security, on such trading day.

        The cash and any shares of our common stock (including cash in lieu of fractional shares) deliverable upon conversion of the notes will be delivered through the conversion agent after the last day on which the conversion value has been determined. Generally, the conversion date shall be the date on which the notes and all of the items required for conversion shall have been delivered as described under "—Conversion Procedures" below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m., New York City time, on such day, and in all other cases, the conversion date shall be the next succeeding business day; however (1) if a holder surrenders for conversion a note called for redemption at any time after 15 trading days prior to the redemption date but on or prior to the close of business on the day that is two trading days prior to the redemption date, the conversion date will be deemed to be the date two trading days prior to the redemption date and (2) if a holder surrenders for conversion a note at any time after 11 trading days prior to its stated maturity, the conversion date will be deemed to be the date 11 trading days prior to the note's stated maturity.

        Payment Upon Conversion Upon a Fundamental Change.    If a holder converts its notes at any time beginning 15 days before the scheduled effective date of a fundamental change and ending at the closing of business on the second trading day immediately preceding the related fundamental change purchase date, the holder will receive:

  •
  (1) if the notes are surrendered for conversion at any time beginning ten trading days before the date of payment of consideration in connection with a change in control, cash and, with respect to the portion of the conversion obligation for any trading day during the conversion period in excess of $100.00 (if any), the kind of securities and other assets or property received by holders of our common stock in the change in control; or (2) in all other events, cash or a combination of cash and common stock, as described above under "—Payment Upon Conversion"; plus

  •
  the make whole premium, if any, which will be in an amount determined as set forth under "—Determination of the Make Whole Premium" and which will be payable in shares of our common stock (or in the same form of consideration into which our common stock has been converted in connection with such fundamental change) on the fundamental change purchase date for the notes after the fundamental change described under "—Purchase of Notes at Your Option Upon a Fundamental Change."

        Solely for purposes of valuing any non-cash consideration received by holders of our common stock in any change in control, to the extent any component of non-cash consideration is not listed on a U.S. national or regional securities exchange or reported on Nasdaq, the value of the non-cash consideration will be determined by two nationally recognized investment banks selected by the trustee and, to the extent any component of non-cash consideration is listed on a U.S. national or regional securities exchange or reported on Nasdaq, the value of the non-cash consideration will be determined by reference to its volume weighted average price.

        If holders of our common stock receive or have the right to receive more than one form of consideration in connection with a fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make whole premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with the fundamental change.

Conversion Price Adjustments

        The conversion price will be adjusted:

          (1)   upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

          (2)   upon the subdivision or combination of our outstanding common stock;

          (3)   upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to the expiration;

          (4)   upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

    •
    dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

    •
    dividends or distributions exclusively in cash referred to in clause (5) below; and

    •
    distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

          (5)   upon the occurrence of any dividends or distributions consisting exclusively of cash to all or substantially all holders of our common stock, in which case the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash distribution or dividend by a fraction,

            (a)   the numerator of which will be the current market price of a share of our common stock as of the day before the "ex" date (as defined below) with respect to the dividend or distribution, and

            (b)   the denominator of which will be the current market price of a share of our common stock as of the day before the "ex" date with respect to the dividend or distribution less the amount per share of the cash dividend or distribution; and

          (6)   upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the "expiration date", in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

            (a)   the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held in the treasury of the Company) on the expiration date multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

            (b)   the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the "purchased shares," and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held in the treasury of the Company) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.

        "Current market price" shall mean, with respect to any date of determination, the average of the sale prices of our common stock for the three consecutive trading days ending on the date of determination. For purposes hereof, the term "ex" date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

        To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to specified limited exceptions.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving Cephalon; or

  •
  a sale or conveyance to another person of the property and assets of Cephalon as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into cash and, with respect to the portion of the conversion obligation in excess (if any) of the principal amount of notes being converted, the same type of consideration received by common stock holders immediately following one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Tax Considerations" below for a relevant discussion.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Conversion Procedures

        Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of common stock upon conversion of notes.

        If the notes are called for redemption or are subject to purchase following a fundamental change, your right to convert the notes called for redemption or so subject to purchase will terminate at the close of business on the second trading day prior to the redemption date or fundamental change purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your repurchase notice prior to the fundamental change purchase date, as described below under "—Purchase of Notes at Your Option Upon a Fundamental Change." If your notes are submitted for purchase on (1) in the case of the 2008 notes, June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 or June 15, 2028 or (2) in the case of the 2010 notes, June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 or June 15, 2030, or in each case following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m., New York City time, on the business day before such purchase date.

Determination of the Make Whole Premium

        If a fundamental change occurs prior to June 15, 2008, in the case of the new 2008 notes, or June 15, 2010, in the case of the new 2010 notes, we will pay a make whole premium upon the conversion of the notes as described above under "—Conversion of Notes—Conversion Upon Specified Corporate Transactions" in the case of a fundamental change. The make whole premium shall be equal to a percentage of the principal amount of the notes. The make whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make whole premium will be determined by reference to the tables below and is based on the date on which the fundamental change becomes effective, referred to as the "effective date," and the price, referred to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below.

If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average sale price of our common stock for the 10 trading days immediately prior to but not including the effective date.

        We will pay the make whole premium solely in shares of our common stock or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change; provided that, in each case, we will pay cash in lieu of fractional shares. The make whole premium will be payable on the fundamental change purchase date after the fundamental change for notes converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make whole premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with the fundamental change.

        The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make whole premium will be calculated as follows:

  •
  In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

            (a)   securities that are traded on a U.S. national securities exchange or approved for quotation on Nasdaq or any similar system of automated dissemination of quotations of securities prices will be valued at 98% of the average sale price for the 10 trading days immediately prior to but excluding the fundamental change purchase date,

            (b)   other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

            (c)   100% of any cash.

  •
  In all other cases, the value of our shares will equal 98% of the average of the sale price of our common stock for the 10 trading days immediately prior to but excluding the fundamental change purchase date.

        Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.

        The stock prices set forth in the first column of each table will be adjusted as of any date on which the conversation ratio of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following tables set forth make whole premiums (tables in percentages).

Make Whole Premium Applicable to 2008 Notes Upon Fundamental Change (% of Face Value)

	Effective Date
Stock Price	November 15, 2004	June 15, 2005	June 15, 2006	June 15, 2007	June 15, 2008
$ 48.05	19.2	19.2	19.2	19.2	19.2
$ 50.00	16.5	16.9	17.2	16.8	16.0
$ 55.00	13.8	13.9	13.7	12.3	7.6
$ 60.00	11.5	11.4	10.8	8.8	0.0
$ 65.00	9.6	9.4	8.4	6.2	0.0
$ 70.00	8.1	7.7	6.6	4.3	0.0
$ 75.00	6.8	6.4	5.2	3.0	0.0
$ 80.00	5.7	5.2	4.0	2.0	0.0
$ 85.00	4.8	4.3	3.2	1.4	0.0
$ 90.00	4.0	3.6	2.5	0.9	0.0
$ 95.00	3.4	3.0	1.9	0.6	0.0
$100.00	2.9	2.5	1.5	0.4	0.0
$105.00	2.5	2.1	1.2	0.3	0.0
$110.00	2.1	1.7	0.9	0.2	0.0
$115.00	1.8	1.4	0.7	0.1	0.0
$120.00	1.5	1.2	0.6	0.1	0.0
$125.00	1.3	1.0	0.5	0.1	0.0
$130.00	1.1	0.9	0.4	0.0	0.0
$135.00	1.0	0.7	0.3	0.0	0.0

Make Whole Premium Applicable to 2010 Notes Upon Fundamental Change (% of Face Value)

	Effective Date
Stock Price	November 15, 2004	June 15, 2005	June 15, 2006	June 15, 2007	June 15, 2008	June 15, 2009	June 15, 2010
$ 48.05	15.0	15.0	15.0	15.0	15.0	15.0	15.0
$ 50.00	13.6	14.1	14.8	14.7	14.5	14.3	11.5
$ 55.00	11.6	11.9	12.3	12.4	11.9	10.2	2.7
$ 60.00	10.0	10.1	10.3	10.1	9.2	7.1	0.0
$ 65.00	8.6	8.7	8.6	8.2	7.1	4.8	0.0
$ 70.00	7.4	7.4	7.2	6.7	5.5	3.3	0.0
$ 75.00	6.4	6.4	6.1	5.5	4.2	2.2	0.0
$ 80.00	5.6	5.5	5.2	4.5	3.3	1.4	0.0
$ 85.00	4.9	4.7	4.4	3.7	2.5	0.9	0.0
$ 90.00	4.3	4.1	3.7	3.0	1.9	0.6	0.0
$ 95.00	3.7	3.6	3.1	2.5	1.5	0.4	0.0
$100.00	3.3	3.1	2.7	2.0	1.2	0.3	0.0
$105.00	2.9	2.7	2.3	1.7	0.9	0.2	0.0
$110.00	2.6	2.4	2.0	1.4	0.7	0.1	0.0
$115.00	2.3	2.1	1.7	1.2	0.5	0.1	0.0
$120.00	2.0	1.8	1.5	1.0	0.4	0.0	0.0
$125.00	1.8	1.6	1.3	0.8	0.3	0.0	0.0
$130.00	1.6	1.4	1.1	0.7	0.3	0.0	0.0
$135.00	1.4	1.3	1.0	0.6	0.2	0.0	0.0

        The exact stock price and effective dates may not be set forth on the tables, in which case:

  •
  If the stock price is between two stock prices on a table or the effective date is between two effective dates on a table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365 day year.

  •
  If the stock price is in excess of $135.00 per share (subject to adjustment in the same manner as the stock price), no make whole premium will be paid.

  •
  If the stock price is less than or equal to $48.05 per share (subject to adjustment in the same manner as the stock price), no make whole premium will be paid.

No make whole premium will be payable in connection with a fundamental change that occurs on or after June 15, 2008, in the case of the 2008 notes, and June 15, 2010, in the case of the 2010 notes.

        Our obligation to pay the make whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Subordination of the Notes

        The payment of the principal of, and premium, if any, on the cash portion of the conversion obligation and any interest amount on, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No period of payment blockage may be commenced for a default unless:

  •
  365 days have elapsed since our receipt of the prior payment blockage notice, and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of September 30, 2004, we had approximately $24.7 million of senior indebtedness outstanding and $995.6 million of convertible notes that rank equally with the notes.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

          (1)   all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Cephalon or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2)   all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3)   all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

          (4)   all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

          (5)   all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6)   all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

          (7)   any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        "senior indebtedness" means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Cephalon, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Cephalon, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

          (1)   indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

          (2)   any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

          (3)   indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

Optional Redemption by Cephalon

        We may redeem for cash the 2008 notes on June 15, 2008 and the 2010 notes on June 15, 2010, in each case on at least 15 days' and no more than 60 days' notice, in whole or in part, at a redemption price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash the 2008 notes, and after June 15, 2010, we may redeem for cash the 2010 notes, in each case on at least 15 days' and no more than 60 days' notice, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

        Holders may convert notes or portions of notes called for redemption even if the market price contingency described under "—Conversion of Notes—Conversion Upon Satisfaction on Market Price Condition" has not occurred, until the close of business on the day that is two trading days prior to the redemption date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

        On June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, holders may require us to purchase any outstanding 2008 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. On June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, holders may require us to purchase any outstanding 2010 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

        We will purchase each outstanding note for which a holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the notes being redeemed, except purchases of 2008 notes on June 15, 2008 and purchases of 2010 notes on June 15, 2010, for which the purchase price is equal to 100.25% of the principal amount.

        We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "Certain United States Federal Tax Considerations—Tax Consequences to U.S. Holders of Notes—Sale, Exchange or Redemption of the Notes."

Required Notices and Procedure

        On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  •
  the certificate numbers of the holder's notes to be delivered for purchase;

  •
  the aggregate principal amount of notes to be purchased; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the certificate numbers of the notes being withdrawn;

  •
  the aggregate principal amount of the notes being withdrawn; and

  •
  the aggregate principal amount, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, including a repurchase at the option of a holder upon a fundamental change, as described below, we will:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

        Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money or securities sufficient to pay the purchase price of a note tendered for repurchase on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Certain of our debt agreements may limit our ability to purchase notes.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

Purchase of Notes at Your Option Upon a Fundamental Change

        If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such fundamental change, referred to as the "fundamental change purchase date," at a purchase price equal to 100% of the principal amount of the notes, payable in cash. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

  •
  information about, and the terms and conditions of, the fundamental change;

  •
  information about the holders' right to convert the notes;

  •
  information about the holders' right to require us to purchase the notes;

  •
  the fundamental change purchase date;

  •
  the procedures required for exercise of the purchase option upon the fundamental change; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date.

        "Fundamental change" means the occurrence of a change in control or a termination of trading.

        A "change in control" will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if, in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the daily net share settlement value, if any, of any notes surrendered for conversion would be in the form of this common stock.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        A "termination of trading" means that our common stock or other securities into which the notes are convertible are neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices.

        In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

        No notes may be repurchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date for such fundamental change.

        This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements may prohibit our redemption or repurchase of the notes and provide that a fundamental change constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

          (1)   we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

          (2)   we fail to pay any interest amounts (defined below) on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

          (3)   we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

          (4)   we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

          (5)   we fail to provide timely notice of a fundamental change;

          (6)   any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

          (7)   certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing with respect to a series of notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount of the notes of that series to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes of a series may, under certain circumstances, rescind and annul such acceleration if all events of default with respect to that series, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the series of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the series of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of a series of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or any interest amounts on any note of that series when due;

  •
  we fail to convert any note of that series into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note of that series affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Cephalon, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture with respect to any series or the notes of any series with the consent of the holders of a majority in aggregate principal amount of the affected series of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes of any series may waive our compliance in any instance with any provision of the indenture without notice to the holders of notes of that series. However, no amendment, supplement or waiver may be made without the consent of each holder of a series of outstanding notes if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or any interest amounts on, the notes of that series;

  •
  reduce the principal amount of or any premium or interest amounts on the notes of that series;

  •
  reduce the amount of principal payable upon acceleration of the maturity of the notes of that series;

  •
  change the currency of payment of principal of, or any premium or interest amounts on, the notes of that series;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes of that series;

  •
  modify the provisions with respect to the purchase rights of the holders as described above under "—Purchase of Notes at Your Option on Specified Dates" and "—Purchase of Notes at

    Your Option Upon a Fundamental Change" in a manner adverse to holders of notes of that series;

  •
  modify the subordination provisions in a manner materially adverse to the holders of notes of that series;

  •
  adversely affect the right of holders to convert notes of that series other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes of that series required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes of that series.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights

        The following summary of the registration rights to be provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

        We have agreed to file a shelf registration statement of which this prospectus is a part under the Securities Act not later than 45 days after December 20, 2004 to register resales of the notes issued in connection with the exchange offer that are subject to restrictions on transfer and the shares of common stock into which those notes are convertible. These notes and the common stock issuable upon conversion of these notes are referred to collectively as "registrable securities". We will use all commercially reasonable efforts to have the shelf registration statement declared effective as promptly as practicable but not later than 150 days after December 20, 2004, and to keep it effective until the earliest of:

          (1)   two years from the date we file the shelf registration statement;

          (2)   the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

          (3)   the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        We will be permitted to suspend the use of this prospectus for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement of which this prospectus is a part generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

          (1)   on or prior to the 45th day after December 20, 2004, the shelf registration statement of which this prospectus is a part has not been filed with the SEC;

          (2)   on or prior to the 150th day after December 20, 2004, the shelf registration statement of which this prospectus is a part has not been declared effective by the SEC; or

          (3)   after the shelf registration statement of which this prospectus is a part has been declared effective, such shelf registration statement ceases to be effective, or the prospectus contained therein ceases to be usable (subject to certain exceptions) in connection with resales of registrable securities, in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be, (we refer to each such event described above in clauses (1) through (3) as a "registration default"), interest amounts will accrue on the notes that are registrable securities, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes that are registrable securities. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay interest amounts remain in effect only so long as the notes are "registrable securities" within the meaning of the registration rights agreement.

        We gave notice of our intention to file the shelf registration statement, which we refer to as a "filing notice," to each of the holders of the registrable securities in the same manner as we would give notice to holders of notes under the indenture.

        We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. Holders will need to complete the notice and questionnaire, the forms of which is available from us, prior to any intended distribution of their registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." Holders are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they can be named as a selling securityholder in the prospectus. Upon receipt of their completed questionnaire after the effectiveness of the shelf registration statement, we will, within five business days, file any amendments or supplements to the shelf registration statement required so that such holders may use the prospectus, subject to our right to suspend its use under certain circumstances.

        We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Satisfaction and Discharge

        We may discharge certain of our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all such outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and will be construed in accordance with, the law of the State of New York.

Concerning the Trustee

        U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We have initially issued the notes in the form of one or more global securities. The global securities have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, referred to as "certificated securities," will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, referred to as "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the Company. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, and premium, if any, and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts on, the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock of which 2,500,000 shares have been designated $3.625 convertible exchangeable preferred stock, $.01 par value (the "$3.625 preferred stock") and 1,000,000 shares have been designated and reserved for issuance as Series A Junior Participating Preferred Stock, $.01 par value per share, in connection with our stockholder rights plan. As of January 28, 2005, there were 57,977,724 shares of common stock outstanding, and no shares of the $3.625 preferred stock outstanding.

        The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and bylaws.

Description of Common Stock

        The majority of our authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value per share. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of shares of preferred stock, if any, then outstanding. Shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

        As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Description of Preferred Stock

        Our Board of Directors has the authority, from time to time and without further action by our stockholders, to divide our unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is StockTrans, Inc.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes and common stock into which the notes are convertible, which we refer to as the "common stock," but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as the "IRS," with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  holders liable for alternative minimum tax;

  •
  tax-exempt entities;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

  •
  persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

  •
  certain former citizens or long-term residents of the United States;

  •
  investors in pass-through entities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

  •
  persons that hold the notes as part of a hedging, integrated, conversion or constructive sales transaction or a straddle.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding notes or common stock is urged to consult the partner's own tax advisors as to the federal, state, local and other tax consequences of the exchange, ownership and disposition of the notes.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of notes that is:

  •
  an individual citizen or resident of the United States for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A non-U.S. holder is a beneficial owner of notes that is not a U.S. holder.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Arising from the Exchange Offer

        The U.S. federal income tax consequences of holding a note may depend on the proper U.S. federal income tax treatment of the December 2004 exchange offer described in more detail in the section entitled "Summary," which is not entirely clear. The receipt of the notes pursuant to the exchange offer in exchange for the notes given up in the exchange, which we refer to in this section as the "old notes," will be treated for U.S. federal income tax purposes as an exchange only if, taking into account the differences between the terms of the old notes and the notes, there were deemed to be a "significant modification" of the old notes as determined for U.S. federal income tax purposes.

        The exchange will be a significant modification if, based on all facts and circumstances, the legal rights or obligations that were altered and the degree to which they were altered were "economically significant." Although the proper U.S. federal income tax treatment of the exchange is not entirely clear, we have taken the position that the differences between the terms of the old notes and the notes were not economically significant and did not constitute a significant modification of the old notes and, as a result, that the exchange of old notes for the notes did not constitute an exchange for U.S. federal income tax purposes. There can be no assurance that the IRS will agree that the exchange did not constitute a significant modification of the old notes for U.S. federal income tax purposes.

        The discussions under "—Tax Consequences to U.S. Holders of Notes" and "—Tax Consequences to Non-U.S. Holders of Notes" below assume that the exchange will not be treated as a significant modification of the old notes for U.S. federal income tax purposes. By acceptance of a note, an exchanging holder agreed to report the exchange of old notes for the notes as not constituting a significant modification of the old notes for U.S. federal income tax purposes. Furthermore, by purchasing or otherwise acquiring a note a holder will be deemed to have agreed to report in a manner consistent with the position that the exchange did not constitute a significant modification of the old notes for U.S. federal income tax purposes.

        If the exchange of old notes for the notes were found to constitute a significant modification of the old notes, and as a result were treated as an exchange for tax purposes, it would be necessary to determine the "issue price" of the notes. If at the time of the exchange either the old notes or the notes were traded on an established securities market for purposes of the original issue discount provisions of the Code, the "issue price" of the notes would equal the fair market value of the publicly traded notes as of the date the notes were issued. In such case, the notes would have been issued with "original issue discount" if their stated redemption price at maturity (generally, the amount we are required to pay upon maturity of a note) exceeded their issue price, or, alternatively, would have been issued with "bond premium" if an exchanging holder's adjusted tax basis in the notes exceeded the amount payable in respect of such notes at maturity.

        If at the time of the exchange neither the old notes and the notes were so traded, the issue price of the notes would equal their "imputed principal amount" within the meaning of the Code because the interest rate on the notes is less than the applicable federal rate at that time for a debt instrument with a term equal to the term of the notes. The imputed principal amount of a note generally would equal the sum of the present values of all payments due under the note, using a discount rate equal to the applicable federal rate in effect at the time of the exchange offer. In such case, a note would be issued with original issue discount because the issue price of a note would be less than its stated redemption price at maturity.

        Subject to a statutory de minimis rule, if under the foregoing rules the notes were treated as issued with original issue discount, you would be required to include any original issue discount in income on a constant yield to maturity basis over the term of the notes and in advance of your receipt of cash payments attributable to such income.

Tax Consequences to U.S. Holders of Notes

        The following is a summary of certain U.S. federal income tax consequences that will apply to a U.S. holder of the notes (a "holder"). As noted above under "—Tax Consequences Arising From the Exchange Offer," the following summary assumes that the exchange of old notes for notes pursuant to the December 2004 exchange offer will not be treated as a significant modification of the old notes for U.S. federal income tax purposes. Certain consequences to "non-U.S. holders" of the notes are described under "—Tax Consequences to Non-U.S. Holders of Notes" below.

Interest

        In general, you will not be required to take any interest income into account for U.S. federal income tax purposes with respect to the notes. The possibility that you will require us to purchase the notes for 100.25% of the face amount in 2008 with respect to the 2008 notes and in 2010 with respect to the 2010 notes does give these notes "de minimis original issue discount" for U.S. federal income tax purposes. However, unless you make a special election to treat all original issue discount as interest with respect to the notes, you are not required to treat that "de minimis original issue discount" as taxable income prior to your exercise of that option to require us to repurchase the notes.

Additional Amounts

        We may be required to pay additional amounts under certain circumstances, as described in "Description of the Notes" under the headings "—Registration Rights," "—Optional Redemption by Cephalon," "—Purchase of Notes at Your Option Upon a Fundamental Change" and "—Conversion of Notes—Payment Upon Conversion—Payment Upon Conversion Upon a Fundamental Change." This discussion assumes that the notes are not treated as contingent payment debt instruments notwithstanding the possibility of the payment of such additional amounts. Consistent with that assumption, we intend to take the position that any payments of such additional amounts should be taxable to a holder when received or accrued in accordance with such holder's method of accounting. This position is based in part on the assumption that the possibility that we will have to pay additional amounts is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly discloses that it is taking a different position to the IRS on your tax return for the year during which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income from the notes and our deduction with respect to the payments of additional amounts.

        If we pay additional amounts, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional amounts with respect to the notes.

Market Discount

        The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a note acquired by you if you are a purchaser of notes other than an initial purchaser generally will equal the amount, if any, by which the stated redemption price at maturity of the note exceeds your adjusted tax basis in the note immediately after its acquisition. Subject to a limited exception, these provisions generally require you if you acquire a note at a market discount to treat as ordinary income any gain you recognize on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless you elect to include accrued market discount in income over the life of the note. If you hold a note with market discount, upon conversion of the note, gain to the extent of accrued market discount that you have not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income. See "—Conversion of the Notes," below.

        This election to include market discount in income over the life of the note, once you make it, applies to all market discount obligations you acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition (as determined for U.S. federal income tax purposes), or, at your election, under a constant yield method. If you make an election, it will apply only to the note with respect to which you make it, and it may not be revoked. If you are a holder who acquires a note at a market discount who does not elect to include accrued market discount in income over the life of the note, you may be required to defer the deduction of a portion of the interest on any indebtedness you incurred or maintained to purchase or carry the note until maturity or until you dispose of the note in a taxable transaction.

Amortizable Bond Premium

        In general, if you purchase a debt instrument and, after the purchase, the debt instrument's adjusted basis exceeds the principal amount of the debt instrument, you have purchased the debt instrument at a premium and may elect to amortize that premium and treat it as an offset to interest income on the debt instrument. However, the purchase of a convertible note at a premium does not give rise to amortizable bond premium to the extent that the premium is attributable to the note's conversion feature. Because the notes generally will not bear interest, any premium with respect to a note will likely be attributable to the note's conversion feature and thus should not constitute amortizable premium.

Sale, Exchange or Redemption of the Notes

        You generally will recognize gain or loss on the sale, exchange (other than a conversion) or redemption of notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption and (2) your adjusted tax basis in the notes. Subject to the rule described above under "—Market Discount," your gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term if you have held the notes for more than one year and will be short-term if you have held the notes for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are taxable at a maximum rate of 15% for years prior to 2009 and short-term capital gains for such taxpayers are taxable at ordinary income rates. If you recognize a capital loss, the deductibility of such capital loss is subject to limitations. A holder who sells a note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury Regulations.

Conversion of the Notes

        If you convert a note and we deliver a combination of cash and common stock, you should recognize any gain (but not loss) realized, but only to the extent that such gain does not exceed the cash received (other than cash received in lieu of a fractional share of common stock). Subject to the rule described above under "—Market Discount," such gain generally will be a capital gain and will be taxable as described under "—Sale, Exchange or Redemption of the Notes," above.

        Your tax basis in any common stock received upon conversion of a note (including fractional shares of common stock for which cash is received) should equal your adjusted tax basis in the note at the time of the conversion, reduced by the amount of cash received in the conversion (other than cash received in lieu of a fractional share of common stock) and increased by any gain recognized by you on the conversion (other than gain with respect to a fractional share). The holding period for common stock received upon conversion of a note generally should include the holding period of such note.

        You should treat cash you receive instead of a fractional share of common stock as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share), and the rules for determining whether such gain or loss is short-term or long-term are the same as those applicable to sales, exchanges, or redemptions (as described above).

Constructive Dividends

        Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under "—Distributions on our Common Stock" even though you have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Distributions on our Common Stock

        As indicated above in "Dividend Policy," we have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. In the event we do pay such dividends, you will be taxed on distributions on our common stock (other than certain pro rata distributions of our common stock) as ordinary dividend income (except as noted below) to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are taxed as a corporation, dividends may be eligible for the 70% dividends-received deduction. The Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of these limitations to your ownership or disposition of stock in your particular circumstances.

        You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in our common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on the portion of a distribution not paid out of current or accumulated earnings and profits.

        Holders who are individuals and who receive distributions with respect to our common stock before 2009 to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes are eligible to have those dividends taxed as net capital gain at a maximum rate of 15%, provided certain holding period requirements are satisfied.

Sale of our Common Stock

        If you sell or otherwise dispose of your common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Your adjusted tax basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "—Conversion of the Notes." This capital gain will be taxed to holders as long-term capital gain if the common stock is held for more than one year. Such long-term capital gain will be generally subject to a reduced rate of U.S. federal income tax if recognized by noncorporate holders, which rate will be a maximum of 15% for years prior to 2009 under the legislation referred to in the previous paragraph. Limitations apply to the deduction of capital losses. A holder who sells our common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury Regulations.

Tax Consequences to Non-U.S. Holders of Notes

        The following is a summary of certain U.S. federal income tax consequences that will apply to a non-U.S. holder of notes. As noted above under "—Tax Consequences Arising from the Exchange Offer," the following summary assumes that the exchange of old notes for notes pursuant to the 2004 exchange offer will not be treated as a significant modification of the old notes for U.S. federal income tax purposes.

        All payments on the notes made to a non-U.S. holder will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

  •
  the certification requirement described below has been fulfilled with respect to the non-U.S. holder; and

  •
  such payments and gain are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

Conversion of the Notes

        A non-U.S. holder should recognize gain upon conversion of a note to the extent described above in "—Tax Consequences to U.S. Holders of Notes—Conversion of the Notes." Any such gain will be subject to U.S. federal income tax to the extent, and in the manner, described under "—Sale, Exchange or Redemption of the Notes or Common Stock" below. Otherwise, a non-U.S. holder generally should not be subject to U.S. federal income tax on the conversion of a note into common stock.

Dividends

        As indicated above in "Dividend Policy," we have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. In the event we do pay such dividends, or there are any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes (see "—Tax Consequences to U.S. Holders of Notes-Constructive Dividends" above), such dividends or deemed dividends (to the extent of our available current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

        In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to a non-U.S. holder are effectively connected with a the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. A non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Sale, Exchange or Redemption of the Notes or Common Stock

        If the gain on the sale, exchange or redemption of the notes or common stock is effectively connected with a non-U.S. holder's trade or business in the United States, the net gain recognized on the sale generally will be subject to U.S. federal income tax. If a non-U.S. holder is a corporation, it may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain.

        If a non-U.S. holder is individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, such non-U.S. holder will be subject to a flat 30% U.S. federal income tax on the gain recognized on the sale, which may be offset by U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, prospective non-U.S. holders who may meet these qualifications are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or common stock.

        Certain special rules apply in the case of the sale, exchange or redemption of common stock if we are or have been at any time, within the shorter of the five-year period preceding such sale, exchange or redemption and the period the non-U.S. holder held the note, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. However, such rules should not apply because we believe that we are not, and do not anticipate becoming in the future, a "United States real property holding corporation." Even if we were, or were to become, a United States real property holding corporation, the tax relating to the common stock of a United States real property holding corporation would not apply to a non-U.S. holder if, on the date the common stock was acquired by such non-U.S. holder, the fair market value of such common stock was equal to 5% or less of the fair market value of the common stock of the United States real property holding corporation, provided that the common stock is regularly traded on an established securities market.

Backup Withholding and Information Reporting

        Information returns may be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        We originally issued the notes pursuant to the exchange offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. As used in this prospectus, the term selling securityholders includes their transferees, pledgees, donees and their successors. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the shares of common stock issuable upon conversion of the notes, if issued.

        The following table sets forth the beneficial ownership by the selling securityholders of (i) the 2008 notes and 2010 notes, respectively, and (ii) shares of our common stock, including common stock issuable upon conversion of the notes, and the maximum principal amount of the notes and number of shares of common stock that may be offered by the selling securityholders under this prospectus. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling securityholders. The following table is based upon information furnished to us by the selling securityholders.

								Beneficial Ownership After Resale of Notes or Common Stock
	Number of Shares of Common Stock Beneficially Owned(1)						Maximum Number of Shares of Common Stock That May Be Sold(2)
		Principal Amount of 2008 Notes Beneficially Owned	Principal Amount of 2010 Notes Beneficially Owned		Principal Amount of Notes Being Offered Hereby
Name of Selling Securityholder								Principal Amount of Notes(3)	Percent	Number of Shares of Common Stock(4)	Percent
KBC Financial Products (Cayman Islands) Ltd.	—	—	$4,000,000		$4,000,000		70,796	—	—	—	—
Sage Capital Management, LLC	—	—	$4,200,000	(4)	$2,985,000		52,831	$1,215,000	*	—	—
Nisswa Master Fund Ltd.	—	$2,000,000	$2,000,000	(5)	$3,000,000		51,312	$1,000,000	*	—	—
Tempo Master Fund LP	—	$7,900,000	—		$7,900,000		132,772	—	*	—	—
All other holders(6)	—	$364,787,000	$364,698,000		$258,351,000	(7)	4,481,329	$471,134,000	62.9%	—	—

TOTALS(8)	—	$374,687,000	$374,898,000		$276,236,000		4,789,040	$473,349,000	63.1%	—	—

*
Less than 1%.

(1)
Assumes no conversion of the notes, which conversion may occur upon the satisfaction of several conditions described in the section of this prospectus entitled "Description of the Notes-Conversion of the Notes."

(2)
Represents the maximum number of shares of common stock issuable upon conversion of the notes being offered hereby based upon a conversion factor of .0168067 multiplied by the principal amount of the 2008 notes being offered hereby, and a conversion factor of .0176991 multiplied by the principal amount of the 2010 notes being offered hereby. The actual number of shares of common stock issuable upon conversion of the notes will vary depending on the market price of the shares of common stock. See "Description of the Notes—Payment Upon Conversion." In addition, the conversion factors are subject to adjustments as described in "Description of the Notes—Conversion of Notes—Conversion Price Adjustments."

(3)
Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued upon conversion of such notes are sold by the selling securityholder.

(4)
Includes $1,215,000 principal amount of additional 2010 notes that are not being registered hereunder.

(5)
Includes $1,000,000 principal amount of additional 2010 notes that are not being registered hereunder.

(6)
The information in this table has been furnished to us by selling securityholders prior to the date of this prospectus. The names of selling securityholders who wish to sell notes or shares of common stock issuable upon conversion of the notes, will be specifically identified in an amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, as appropriate.

(7)
This number represents the difference between the aggregate principal amount of the notes offered hereby ($112,156,000 for the 2008 notes and $164,080,000 for the 2010 notes) and the aggregate principal amount of notes held by the selling securityholders, based upon information provided to us by such securityholders.

(8)
This represents the aggregate amount of notes that may be sold pursuant to this prospectus and the maximum number of shares of common stock issuable upon conversion of the notes that may be sold pursuant to this prospectus.

PLAN OF DISTRIBUTION

        We are registering the notes and the shares of common stock issuable upon conversion of the notes pursuant to our agreement to register these securities in accordance with the terms of the registration rights agreement that we entered into with the trustee. The registration of these securities, however, does not necessarily mean that any of the securities will be offered or sold by the selling securityholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus.

        The selling securityholders, including any donee, pledgee or other transferee who receives notes or shares of common stock into which the notes are convertible from a selling securityholder, may sell these securities directly to purchasers or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

        The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock and deliver such securities to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our common stock is quoted on Nasdaq under the symbol "CEPH." The notes are currently eligible for trading in The PortalSM Market. However, we do not intend to list the notes for trading on any national securities exchange or on Nasdaq and can give no assurance about the development of any public trading market for the notes.

        In order to comply with the securities laws of certain states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

        Broker-dealers will receive commissions or other compensation from the selling securityholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the notes and/or the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

        The distribution of the notes and common stock covered by this prospectus may also be effected from time to time in one or more underwritten transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the notes or common stock. Underwriters may sell the notes or common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with the proposed sale of notes or common stock by the selling securityholders.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        The registration rights agreement that we entered into with the trustee provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and common stock covered by this prospectus, provided that each selling securityholder will be responsible for payment of commissions and discounts of underwriters, broker-dealers or agents.

WHERE YOU CAN FIND MORE INFORMATION

        Cephalon is subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information may be examined without charge at the Public Reference Room of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

        We have agreed that if at any time the notes or the common stock issuable upon conversion of the notes are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes and such common stock.

        We have "incorporated by reference" into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus.

        We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (which filed documents do not include any portion thereof containing information furnished under either Item 2.02 or 7.01 (or former Item 9 or 12), or any related exhibit, of any Current Report on Form 8-K):

Cephalon, Inc. SEC Filings (File No. 0-19119)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2003
Quarterly Reports on Form 10-Q
Quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and the Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2004, filed with the SEC on November 3, 2004
Current Reports on Form 8-K
Filed on January 27, 2004, April 14, 2004, August 10, 2004, August 16, 2004, August 24, 2004, September 7, 2004, November 3, 2004, December 9, 2004, December 14, 2004, December 17 2004, December 21, 2004 and January 6, 2005, and the Current Reports on Form 8-K/A filed on October 22, 2004 and January 31, 2005
The description of our common stock that is contained in our Form 8-A Registration Statement, including any amendment or reports filed for the purpose of updating such description	Filed on March 15, 1991
The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement, including any amendments or reports filed for the purpose of updating such description	Filed on January 20, 1999, August 2, 2000 and October 27, 2003

        We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Cephalon, Inc. 145 Brandywine Parkway West Chester, PA 19380
Attention:	John E. Osborn, Senior Vice President, General Counsel and Secretary
Telephone:	(610) 344-0200

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of Cephalon, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Ernst & Young LLP, independent registered public accounting firm, have audited the financial statements and schedules of CIMA LABS, Inc. included in the Current Report on Form 8-K/A of Cephalon, Inc. dated October 22, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements and schedule of CIMA LABS, Inc. are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

$112,156,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2033
FIRST PUTABLE JUNE 15, 2008

$164,080,000 ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2033
FIRST PUTABLE JUNE 15, 2010

SHARES OF COMMON STOCK

PROSPECTUS

                        , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table shows the expenses of the issuance and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$32,514
Legal fees and expenses	$30,000
Printing and engraving expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$2,486

Total	$90,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of Cephalon's By-Laws provides for the indemnification of directors, officers, employees and agents of Cephalon to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Cephalon's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cephalon would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16.    EXHIBITS.

        The exhibits filed as part of this registration statement are as follows:

Exhibit Number	Description
4.1
Indenture dated as of December 20, 2004 between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated December 21, 2004).
4.2
Registration Rights Agreement dated as of December 20, 2004 between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K dated December 21, 2004).
5.1	Opinion of Sidley Austin Brown & Wood LLP regarding the legality of securities being registered.
12.1	Statement Regarding Computation of Ratios.
23.1	Consent of Sidley Austin Brown & Wood LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Powers of Attorney (included on signature page).
25.1	Form T-1. Statement of Eligibility under the Trust Indenture Act of U.S. Bank National Association.

ITEM 17.    UNDERTAKINGS.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, Commonwealth of Pennsylvania on January 31, 2005.

CEPHALON, INC.
By:	/s/ FRANK BALDINO, JR. Frank Baldino, Jr., Ph.D. Chairman and Chief Executive Officer

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank Baldino, Jr., Ph.D. and John E. Osborn, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK BALDINO, JR. Frank Baldino, Jr., Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	January 31, 2005
/s/ KEVIN BUCHI J. Kevin Buchi	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 31, 2005
/s/ WILLIAM P. EGAN William P. Egan	Director	January 31, 2005
/s/ ROBERT J. FEENEY Robert J. Feeney, Ph.D.	Director	January 31, 2005

/s/ MARTYN D. GREENACRE Martyn D. Greenacre	Director	January 31, 2005
/s/ CHARLES A. SANDERS Charles A. Sanders	Director	January 31, 2005
/s/ GAIL R. WILENSKY Gail R. Wilensky	Director	January 31, 2005
/s/ DENNIS L. WINGER Dennis L. Winger	Director	January 31, 2005
/s/ HORST WITZEL Horst Witzel, Dr. -Ing	Director	January 31, 2005

CEPHALON, INC.
REGISTRATION STATEMENT ON FORM S-3
EXHIBIT INDEX

Exhibit Number	Description
4.1
Indenture dated as of December 20, 2004 between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated December 21, 2004).
4.2
Registration Rights Agreement dated as of December 20, 2004 between the Registrant and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K dated December 21, 2004).
5.1	Opinion of Sidley Austin Brown & Wood LLP regarding the legality of securities being registered.
12.1	Statement Regarding Computation of Ratios.
23.1	Consent of Sidley Austin Brown & Wood LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Powers of Attorney (included on signature page).
25.1	Form T-1. Statement of Eligibility under the Trust Indenture Act of U.S. Bank National Association.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES AND POWER OF ATTORNEY
CEPHALON, INC. REGISTRATION STATEMENT ON FORM S-3 EXHIBIT INDEX